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                                                                    EXHIBIT 10.8


$30,000,000                                                         July 8, 1996



        FOR VALUE RECEIVED, CALIBER SYSTEM, INC., an Ohio corporation (the "Borrower"), promises to pay to the order to MORGAN GUARANTY TRUST COMPANY OF NEW YORK (the "Bank") at its office at 60 Wall Street, New York, New York 10260, U.S.A., for the account of its Nassau (Bahamas) Office or such other office of the Bank outside the United States as the Bank may designate by notice to the Borrower (such office being hereinafter referred to as the "Eurodollar Lending Office"), in lawful money of the United States of America in same day funds (or in such funds as may from time to time become customary for the settlement of international transactions in U.S. Dollars), the unpaid principal amount of each loan (the "Loan" or "Loans") made by the Bank hereunder and subject to the provisions hereof on the last day of the Interest Period (as hereinafter defined) therefor; provided, that the aggregate principal amount of any Loan or Loans hereunder may not exceed $30,000,000 at any time, and provided further that in no event may the last day of the Interest Period of the Initial Loan (as defined below) be a date after August 30, 1996 and in no event may the last day of the Interest Period of the Refunding Loan (as defined below) be a date after September 30, 1996.

        Each Loan made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto and made a part hereof; PROVIDED that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder.

        The Borrower shall pay interest as hereinafter set forth (computed on the basis of a 360 day year and paid for actual days elapsed) on the unpaid principal amount of each Loan until maturity on the Maturity Date for such Loan and at a rate per annum for the Interest Period (as hereinafter defined) applicable thereto.
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  As used herein, the term "Interest Period" means the period beginning on the date of each such Loan and ending on the numerically corresponding day in the calendar month one month after such date; PROVIDED that if the Interest Period would otherwise end on a day which is not a Business Day (as hereinafter defined) it shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day. As used herein, the term
"Business Day" means any day on which dealings in U.S. dollar deposits are carried on in the London interbank market and on which commercial banks are open for domestic and foreign exchange business in London, New York City and the location of the Bank's Eurodollar Lending Office. The Borrower shall pay interest on the unpaid principal amount of each Loan after the maturity thereof until paid at a rate per annum equal to the sum of 2% plus the Eurodollar Rate then in effect for the unpaid Loan. Notice by the Bank to the Borrower of the rate of interest so determined shall be binding and conclusive upon the Borrower in the absence of manifest error.

  Each Loan shall bear interest at a rate per annum (the "Eurodollar Rate") equal to the applicable Adjusted London Interbank Offered Rate (as hereinafter defined plus .20 of 1%. The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 MINUS the
Euro-Dollar Reserve Percentage. The "London Interbank Offered Rate" applicable to any Interest Period means the rate per annum at which deposits in Dollars are offered to the Bank in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period. The "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion
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dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

        The Borrower shall pay to the Bank a facility fee at the rate of .10 of 1% per annum on the $30,000,000 principal amount which is, subject to the terms and conditions hereof, available under this Note (regardless of usage). Such fee shall accrue from the date hereof for so long as any Loan is outstanding hereunder and shall be payable on the last day of each Interest Period.

        The Borrower may, on or before July 30, 1996, request one Loan, (the "Initial Loan") from the Bank for an Interest Period of one month's duration in an aggregate amount of $30,000,000. Upon the maturity of the Initial Loan hereunder, the Borrower may request one refunding Loan (the "Refunding Loan") hereunder of one month's duration subject to the terms and conditions of this Note. The obligation of the Bank to make each Loan hereunder shall be subject to the following conditions precedent: (a) in the case of each Loan hereunder,
(i) the Borrower shall give the Bank prior notice of the request for such Loan not later than three Business Days prior to the proposed borrowing date which shall be a Business Day, (ii) the fact that, immediately before and after such Loan is borrowed, no Event of Default or event which with notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing, (iii) the fact that the representations and warranties of the Borrower contained in this Note shall be true on and as of the date of such Loan, and (b) in the case of a request for the Refunding Loan to be made upon the maturity of the Initial Loan, the principal amount of the Refunding Loan may not exceed the principal amount of the Initial Loan made hereunder.

        If after the date of this Note the adoption of any applicable rule, executive order, decree, regulation or interpretation, or any change therein or in the interpretation or
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administration thereof, by any government or governmental authority (i) changes the basis of taxation of payments to the Bank or the Eurodollar Lending Office of the Bank in respect to the principal of and interest on any Loan (except for changes in the rate of taxation on the overall net income of the Bank by the United States of America or the Eurodollar Lending Office of the Bank by the jurisdiction in which such Eurodollar Lending Office is located), or (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against any of the assets of, deposits with or for the account of, or credit extended by the Bank's Eurodollar Lending Office, or (iii) imposes on the Bank (or its Eurodollar Lending Office) or the London interbank market any other conditions affecting any Loan, the Loans or this Note, and the result of any of the foregoing is to increase the cost to the Bank (or its Eurodollar Lending Office) of agreeing to make or making, funding or maintaining any Loan evidenced by this Note or would have the effect of reducing the amount of any sum received or receivable as a consequence of agreeing to make any Loan, or to reduce the amount of any sum receivable by the Bank (or its Eurodollar Lending Office) on this Note, then the Borrower shall pay to the Bank upon demand such amount as will compensate the Bank for such additional cost or reduction in return. A certificate of the Bank setting forth the basis for the determination of any amount necessary to compensate the Bank as aforesaid shall be conclusive as to the determination of such amount in the absence of manifest error.

        If the Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of the Bank (or its parent corporation) as a consequence of the Bank's obligations hereunder to a level below that which the Bank (or its parent corporation) could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material,


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                                    - 5 -


then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank (or its parent corporation) such additional amount or amounts as will compensate the Bank for such reduction.

        If, after the date of this Note, the adoption of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof or compliance by the Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to make, maintain or fund its Loans, the Bank forthwith shall so notify the Borrower. Upon receipt of such notice, the Borrower shall prepay in full the then outstanding principal amount of each Loan, together with accrued interest thereon, either (a) on the last day of the Interest Period applicable thereto if the Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if the Bank may not lawfully continue to fund and maintain such Loan to such day.

        The Borrower may not prepay any Loan evidenced by this Note. Notwithstanding the foregoing, if the Borrower makes any payment of principal on any day other than the last day of the Interest Period for any reason, including without limitation as a result of an acceleration of the Loans hereunder, or if the Borrower shall fail to borrow a Loan hereunder after requesting such Loan, the Borrower shall reimburse the Bank on demand for any loss incurred by it as a result of the timing of such payment, including (without limitation) any loss incurred in liquidating or employing deposits from third parties, but excluding loss of profit for the period after such payment, PROVIDED that the Bank shall have delivered to the Borrower a certificate as to the amount of such loss, which certificate shall be conclusive in the absence of manifest error.

        The Borrower hereby represents and warrants to the Bank that (a) the Borrower is a duly organized and existing Ohio corporation and is duly authorized to enter into, perform, borrow hereunder and deliver this Note, which will constitute a valid and enforceable obligation of the Borrower, (b) none of the


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execution and delivery of this Note or the performance by the Borrower of its obligations hereunder will violate any provision of law or any agreement, indenture, note or other instrument binding upon the Borrower or its Certificate of Incorporation or By-Laws or give cause for acceleration of any indebtedness of the Borrower, (c) no authority from or approval by any governmental body, commission or agency is required in connection with the execution, delivery or validity of this Note or borrowings under this Note, (d) the balance sheet of the Borrower as of March 23, 1996, heretofore furnished to the Bank, is complete and correct and fairly presents the financial condition of the Borrower as at such date and since such date there has been no material adverse change in the financial condition, business, operations or prospects of the Borrower and its subsidiaries, taken as a whole, from that reflected in said balance sheet, except for the effects upon its operations of aggressive discounting in the transportation industry, increased expenses, higher fuel prices and a consolidation of the Borrower's regional carriers, which matters were publicly announced by the Borrower on or about July 1, 1996 in a press release disclosing that the Borrower had consolidated net income for its fiscal quarter ended March 23, 1996 of $220,000, one cent a share, and that the Borrower expected earnings from continuing operations for 1996 will be "significantly below those of 1995", (a) there are no actions, suits or proceedings pending against or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its subsidiaries, in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which could reasonably be expected to materially and adversely affect the financial condition, business, operations or prospects of the Borrower and its subsidiaries taken as a whole, or the ability of the Borrower to perform its obligations under this Note, and (f) the Borrower and each subsidiary is in compliance in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the rules and regulations thereunder and all federal, state and local statutes, laws, regulations or other governmental restrictions relating to environmental protection, hazardous substances or the clean-up or other remediation thereof), except where the necessity of compliance therewith is being contested in good faith by
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                                     -7-


appropriate proceedings and with respect to which adequate reserves have been established, or where such noncompliance would not be material to the financial condition, business, operations, or prospects of the Borrower and its subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Note.

        In case any of the following events ("Events of Default") shall have occurred and be continuing:

                (a) the Borrower shall fail to pay any principal of or interest on any Loan as evidenced by this Note when due or any fee due hereunder; or

                (b) any representation or warranty made by the Borrower in this Note shall prove to have been incorrect in any material respect when made;

                (c) the Borrower shall fail to make any payment in respect of any indebtedness for borrowed money (other than this Note) when due or within any applicable grace period; or

                (d) any event or condition shall occur which results in the acceleration of the maturity of any indebtedness for borrowed money of the Borrower or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such indebtedness for borrowed money of the Borrower or any person acting on such holder's behalf to accelerate the maturity thereof; or

                (e) the Borrower or any of its subsidiaries shall become insolvent (however such insolvency may be evidenced) or proceedings are instituted by or against the Borrower or any of its subsidiaries under the United States Bankruptcy Code or under any bankruptcy, reorganization or insolvency law or other Law for the relief of debtors;

                (f) the Borrower or any other member of a controlled group (the "Controlled Group") of corporations and all trades or businesses under common control which, together with the Borrower, are treated as a single employer under




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        Section 414 of the Internal Revenue Code of 1986, as amended and any successor statute thereto shall fail to pay when due any amount or amounts which it shall have become liable to pay to the Pension Benefit Guaranty Corporation (or any successor thereto) (the "PBGC") or to an employee pension benefit plan (a "Plan") covered by Title IV of ERISA, or any notice of intent to terminate a Plan shall be filed by a member of the Controlled Group and/or any plan administrator, or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan, or a condition shall exist which would entitle the PBGC to obtain a decree adjudicating that a Plan must be terminated, or


                (g) judgments or orders for the payment of money in excess of $25,000,000 (to the extent not fully covered by insurance) shall be rendered against the Borrower and such judgments or orders shall remain unstayed for a period of 30 days; or

than, and in any such event, (1) in the case of any of the Events of Default specified in paragraph (a) above, the principal of and accrued interest on this Note shall automatically become due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived and the Bank shall make no further Loan hereunder and (2) in the case of any other Event of Default specified above, the Bank may, by notice in writing to the Borrower, declare the principal of and all interest accured on all Loans evidenced by this Note immediately due and payable, whereupon they shall forthwith become due and payable and the Bank shall make no further Loan hereunder.

        The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the Bank of its rights hereunder in any particular instance shall not constitute a waiver of any right in any subsequent instance.
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        If this Note is not paid in full when due the Borrower agrees to pay all costs and expenses of collection, including reasonable attorneys' fees.

        THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.


                                        CALIBER SYSTEM, INC.


                                        By: /s/ John P. Chandler
                                           -----------------------------
                                           Title: Vice President and
                                                  Treasurer